SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:
|X| Preliminary Proxy Statement             |_| Confidential, for Use of the
|_| Definitive Proxy Statement                  Commission Only (as permitted
|_| Definitive Additional Materials             by Rule 14a-6(e)(2))
|_| Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                                     AMREIT
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
      (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.
|_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                                     AmREIT
                          8 Greenway Plaza, Suite 824
                              Houston, Texas 77046

                    Notice of Annual Meeting of Shareholders
                            To be Held June 13, 2003

To Our Shareholders:

         You are invited to attend the annual meeting of shareholders of AmREIT, to be held at 8 Greenway Plaza, Suite 824, Houston, Texas, on Friday, June 13, 2003, at 10:00 a.m., Houston time. The purpose of the meeting is to vote on the following proposals:

         Proposal 1:       To elect five trust managers to serve for a one
                           year term, and until their successors are elected and qualified.

         Proposal 2:       To approve an amendment to the Amended and
                           Restated Declaration of Trust to permit holders of AmREIT class B common shares to vote on all matters acted on by shareholders of AmREIT.

         Proposal 3:       To ratify an amendment to the Agreement and Plan
                           of Merger dated June 5, 1998 pursuant to which AmREIT acquired American Asset Advisers Realty
                           Corporation, its former adviser, to extend the period of time during which H. Kerr Taylor may earn the balance of the consideration owed to him under that agreement.

         Proposal 4:       To ratify the selection of KPMG LLP as our
                           independent auditors for the fiscal year ending
                           December 31, 2003.

         Proposal 5:       To transact any other business that may properly
                           be brought before the annual meeting or any adjournments thereof.

         The board of trust managers has fixed the close of business on April 14, 2003 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting. A form of proxy card and a copy of our annual report to shareholders for the fiscal year ended December 31, 2002 are enclosed with this notice of annual meeting and proxy statement.

         Your proxy vote is important. Accordingly, you are asked to complete, date, sign and return the accompanying proxy whether or not you plan to attend the annual meeting. If you plan to attend the annual meeting to vote in person and your shares are in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares.

                            BY ORDER OF THE BOARD OF TRUST MANAGERS


                            /s/   H. Kerr Taylor
                            -----------------------------------------------
                            H. Kerr Taylor
                            Chairman of the Board, Chief Executive
                            Officer, and President

________, 2003
Houston, Texas

                                PROXY STATEMENT
                                ---------------

                         ANNUAL MEETING OF SHAREHOLDERS
                             Friday, June 13, 2003

AmREIT
8 Greenway Plaza, Suite 824
Houston, Texas

         The Board of Trust Managers of AmREIT is soliciting proxies to be used at the 2003 annual meeting of shareholders to be held at 8 Greenway Plaza, Suite 824, Houston, Texas, on Friday, June 13, 2003, at 10:00 a.m., Houston time. This proxy statement, accompanying proxy and annual report to shareholders for the fiscal year ended December 31, 2002 are first being mailed to shareholders on or about April 21, 2003. Although the annual report is being mailed to shareholders with this proxy statement, it does not constitute part of this proxy statement.

Who Can Vote

         Only shareholders of record as of the close of business on April 14, 2003, are entitled to notice of and to vote at the annual meeting. As of April 14, 2003, we had ___________ class A common shares outstanding. Each shareholder of record of the class A common shares on the record date is entitled to one vote on each matter properly brought before the annual meeting for each share held.

How You Can Vote

         Shareholders cannot vote at the annual meeting unless the shareholder is present in person or represented by proxy. You are urged to complete, sign, date and promptly return the proxy in the enclosed postage-paid envelope after reviewing the information contained in this proxy statement and in the annual report. Valid proxies will be voted at the annual meeting and at any adjournments of the annual meeting as you direct in the proxy.

Revocation of Proxies

         You may revoke your proxy at any time prior to the start of the annual meeting in three ways:

(1) by delivering written notice to our Corporate Secretary, Charles C. Braun, at AmREIT, 8 Greenway Plaza, Suite 824, Houston, Texas 77046;

(2)      by submitting a duly executed proxy bearing a later date; or

(3)      by attending the annual meeting and voting in person.

         Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the annual meeting. If no direction is given and the proxy is validly executed, the shares represented by the proxy will be voted as recommended by our board of directors. The persons authorized under the proxies will vote upon any other business that may properly come before the annual meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the time of mailing this proxy statement, we do not anticipate that any other matters would be raised at the annual meeting.

Required Vote

         The presence, in person or represented by proxy, of the holders of a majority of our class A shares (_______ shares) entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. However, if a quorum is not present at the annual meeting, a majority of the shareholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented.

         The affirmative vote of the holders of a majority of the class A common shares present in person or represented by proxy is required to elect trust managers.

         The affirmative vote of the holders of a majority of the class A common shares present in person or represented by proxy is required to approve all other matters to be voted upon at our annual meeting.

         Votes cast by proxy or in person will be counted by two persons appointed by the Company to act as inspectors for the annual meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum and of determining the outcome of any matter submitted to the shareholders for a vote; however, abstentions will not be deemed outstanding and, therefore, will not be counted in the tabulation of votes cast on proposals presented to shareholders.

         The Texas Real Estate Investment Trust Act and the Company's Bylaws do not specifically address the treatment of abstentions and broker non-votes. The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and as to which the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Brokers will not have discretion to vote on the amendment to the Merger Agreement (as described under Proposal Three). As a result, any failure by a shareholder to instruct his or her broker as to how to vote on the proposed amendment will have the same effect as a "No" vote.

Cost of Proxy Solicitation

         The cost of soliciting proxies will be borne by us. Proxies may be solicited on our behalf by our directors, officers or employees in person, by telephone, facsimile or by other electronic means.

         In accordance with SEC regulations, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials and soliciting proxies from the beneficial owners of shares of our common stock.

                           GOVERNANCE OF THE COMPANY

         Pursuant to our declaration of trust and our bylaws, our business, property and affairs are managed under the direction of our board of trust managers. Members of our board are kept informed of our business through discussions with the chairman of the board and officers, by reviewing materials provided to them and by participating in meetings of our board and its committees. During our 2002 fiscal year, our board of trust managers held five meetings. No trust managers attended less than 75% of the total number of board of trust managers and committee meetings.

Committees of the Board of Trust Managers

                                  Audit        Compensation
        Name                    Committee       Committee
        ----                    ---------       ---------
H. Kerr Taylor*
Robert S. Cartwright, Jr.           x
G. Steven Dawson                    x                x
Bryan L. Goolsby                                     x
Philip Taggart                      x                x
-------

*   Chairman of the Board

         During our 2002 fiscal year, our board of trust managers had two standing committees: an audit committee and a compensation committee. We do not have a nominating and corporate governance committee.

         The audit committee consists of three independent trust managers, Robert S. Cartwright, Jr., Philip Taggart, and Steven Dawson. The functions of the audit committee include recommending to our board the appointment of independent auditors, approving the services provided by the independent auditors, reviewing the range of audit and non-audit fees and considering the adequacy of our internal accounting controls.

         The compensation committee consists of three independent directors, Steven Dawson, Bryan Goolsby and Philip Taggart. The functions of the compensation committee include establishing the compensation of executive officers and key employees and administering management incentive compensation plans.

Compensation of Trust Managers

         During our 2002 fiscal year, each non-employee trust managers received a monthly fee of $1,000 for their services and a meeting fee of $1,000 per meeting attended in person, a meeting fee of $500 per meeting attended by telephone and a committee meeting fee of $500 per meeting attended in person or by telephone. Additionally, each non-employee trust manager receives a grant of 2,000 restricted class A common shares in February of each year in which they serve on the board. On February 15, 2003, each of Messrs. Cartwright, Dawson, Goolsby and Taggart received a grant of 2,000 restricted class A common shares. The stock vests 33% immediately at date of grant, 33% on the first anniversary of date of grant and 34% on the second anniversary of date of grant.

                     SHARE OWNERSHIP OF MAJOR SHAREHOLDERS,
                         TRUST MANAGERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of our common shares as of April 14, 2003 by (1) each person known by us to own beneficially more than 5% of our outstanding class A common shares, (2) all current trust managers, (3) each current named executive officer, and (4) all current trust managers and current named executive officers as a group. Unless otherwise indicated, the shares listed in the table are owned directly by the individual, or by both the individual and the individual's spouse. Except as otherwise noted, the individual had sole voting and investment power as to shares shown or, the voting power is shared with the individual's spouse.

                                                 Amount of Nature of                     Percent of Class A
      Name                                       Beneficial Ownership                      Common Shares
      ----                                       --------------------                   --------------------
H. Kerr Taylor                                          580,096                                21.43%
Robert S. Cartwright                                      8,166                                   *
G. Steven Dawson                                          6,000                                   *
Bryan L. Goolsby                                          6,000                                   *
Philip Taggart                                            6,800                                   *
Charles C. Braun                                         18,664                                   *
All trust managers and executive                        625,726                                23.12%
   officers as a group
---------

*        Less than 1%.

                                   MANAGEMENT

        Name                            Age                     Principal Occupation
        ----                            ---                     --------------------
H. Kerr Taylor*                          52      Chairman of the Board, Chief Executive Officer and President
Charles C. Braun*                        31      Treasurer, Secretary and Chief Financial Officer
Jim O'Neill                              40      Corporate Controller
Wade Greene                              45      Senior Vice President
Jason Lax                                30      Vice President
Todd McDonald                            29      Vice President
Preston Cunningham                       26      Acquisitions Manger
Kirby Dixon                              45      Regional Sales Manager
Jeff Noblin                              37      Regional Sales Manager
David M. Thailing                        32      Vice President - Sales
Neize Ferreira                           34      Marketing Manager

----------------------------
* Executive Officers


Business Experience

         For a description of the business experience of Mr. Taylor, see "Election of Trust Managers" above.

         Charles C. Braun - Mr. Braun serves as our Executive Vice President, Treasurer and Secretary. Mr. Braun oversees the financial accounting and reporting and is responsible for AmREIT's capital formation, debt placement and joint venture initiatives. Mr. Braun received a B.B.A degree in accounting and finance from Hardin Simmons University and subsequently earned the CPA designation and his Series 63, 7, 24, and 27 securities licenses. He has over nine years of accounting and real estate experience, including five years with

Ernst & Young, LLP. At Ernst & Young, LLP, Mr. Braun served as a manager in the real estate advisory services group and has provided extensive consulting and audit services to a number of Real Estate Investment Trusts and private real estate companies. These services included financial statement audits, portfolio acquisition and disposition, real estate portfolio management, merger integration and process improvement, financial analysis and due diligence. Mr. Braun is a member of the National Association of Real Estate Investment Trusts, Financial Planning Association, and the Texas Society of Certified Public Accountants.

         Jim O'Neill - Mr. O'Neill serves as Corporate Controller and oversees the daily accounting activities of AmREIT and its affiliated partnerships, debt placement and project financial reporting. Additionally, he is directly involved in the SEC and financial reporting and supervises the accounting department. Mr. O'Neill is a graduate of Texas A&M University, where he received his B.B.A in accounting and subsequently earned the CPA designation. Mr. O'Neill has 15 years of experience in financial accounting and reporting. Prior to joining AmREIT, Mr. O'Neill served as controller at Continental Emsco in Houston, Texas, Wedge Energy Group in Houston, Texas and Markborough Development Company in Denver Colorado.

     Wade Greene. Mr. Greene serves as Senior Vice President and oversees the business development and growth of the company's third party brokerage. Mr. Greene has 20 years of experience in the real estate investment banking/services industry and has successfully developed and implemented investment strategies and capital market transactions. He has managed over a billion dollars of real estate investment, lease and development transactions. Mr. Greene received a B.S. in Economics from the University of South Alabama and is a licensed Real Estate Broker, a Certified Commercial Investment Member and holds a NASD Series 7 license.

     Todd McDonald. Mr. McDonald serves as Vice President and oversees the analysis, marketing, and sales process related to properties currently being marketing by the Company. Mr. McDonald received his B.S. in Business Economics from Wofford College. Mr. McDonald has real estate experience in which he reviewed property level financial statements, produced project proformas, and provided analysis on acquisition and disposition prospects.

     Jason Lax. Mr. Lax serves as Vice President and oversees all development and construction projects. Mr. Lax has nationwide experience in the commercial construction industry obtained from previous employment with ExxonMobil Corporation and Trammell Crow Company. During his career, he has managed over a hundred projects valued over $150 million from grassroots development projects to minor remodeling projects and has been involved in all phases of development from conceptual site plan preparation to project turnover after completion of construction. Mr. Lax received a B.S. in Mechanical Engineering from Texas Tech University and has received his Engineer In Training certification from the Texas Board of Professional Engineers. He is also a Texas licensed Real Estate Salesperson.

     Preston Cunningham, JD. Mr. Cunningham serves as our Acquisitions Manager for existing retail properties and land suitable for infill development. Mr. Cunningham received a B.B.A. degree in Financial Planning and Services from Baylor University and Doctor of Jurisprudence from South Texas College of Law. Mr. Cunningham has significant real estate experience with The Howard Smith Company, Albritton Properties and Community Bank and Trust. Mr. Cunningham is a member of the American Bar Association.

     Kirby Dixon, Series 7, 24, 65 Securities Licenses-Insurance Group I and IV. Mr. Dixon serves as Regional Sales Manager. Mr. Dixon's responsibilities include building, developing and maintaining our relationship with Broker-Dealer representatives with the purpose of raising capital to fund our investment programs. Mr. Dixon attended The University of Houston and has twelve years of experience in the financial services industry with Bank of America Securities and Raymond James Financial Services serving as a branch manager and financial representative to over three hundred individual and small business clients in the Greater Houston area.

     Jeff Noblin, MBA, Series 7, 63, 65 and 31. Mr. Noblin serves as Regional Sales Manager. He is responsible for raising capital through the NASD marketplace into our company-sponsored programs. Mr. Noblin received his B.B.A. degree in Marketing, with a minor in Sociology, from Mississippi State University. He received his MBA in Finance from Texas A&M University. Prior to joining AmREIT, Mr. Noblin served in a managerial capacity at Dillards Company and Environmental Designs and Construction, Inc. He also served as a Financial Planner at Morgan Stanley Dean Witter.

     David M. Thailing MBA, Series 63, 65. As the East Coast Regional Sales Manager, Mr. Thailing is responsible for raising capital for AmREIT sponsored investment programs through the NASD marketplace. Mr. Thailing received his B.B.A. degree in management from Southern Methodist University and earned a Masters of Business from the Jones Graduate School at Rice University. Prior to joining AmREIT, Mr. Thailing gained financial consulting experience as an associate with Andersen's Corporate Finance and Restructuring practice. He also has five years of experience as a financial advisor and public speaker with PaineWebber.

     Neize Ferreira. Mrs. Ferreira serves as Marketing Manager. She oversees and coordinates the production of marketing materials and information throughout the marketplace and is responsible for both internal and external communications regionally and nationally for the company. Mrs. Ferreira attended the New Orleans Baptist Theological Seminary and has over 15 years of marketing and public relations experience. Having worked with Principal Financial Services and Harris Research Inc. she brings her expertise in marketing strategy and research to the table. She also has extensive practical hands-on experience as an owner of a small business.


Compensation of Executive Officers

                                                 Annual Compensation                     Long-Term Compensation
                                                                                                 Awards
                                                                                       Securities
                                                                      Other Annual     Underlying       All Other
Name and Principal Position     Year       Salary      Cash Bonus     Compensation      Options       Compensation
---------------------------     ----       ------      ----------     ------------      -------       ------------
 H. Kerr Taylor                 2002      $175,000      $122,500       $52,914(1)          ---            (4)
 Chief Executive Officer and    2001      $175,000     $  61,250       $28,878(1)          ---            ---
 President                      2000      $102,500           ---          ---              ---            ---
 Chad C. Braun                  2002      $115,000       $49,750       $21,488(2)          ---        $99,996(3),(4)
 Executive Vice President and   2001      $ 85,000       $17,500       $ 8,251(2)          ---            ---
 Chief Financial Officer        2000      $ 82,500        $7,125          ---              ---            ---

---------

(1) Mr. Taylor was granted 8,333 and 3,122 common shares as part of his bonus for 2002 and 2001, respectively. The restrictions on these shares lapse equally over a four year period beginning on February 15, 2003 and equally over a three year period beginning February 15, 2002.

(2) Mr. Braun was granted 3,384 and 892 common shares as part of his bonus for 2002 and 2001, respectively. The restrictions on these shares lapse equally over a four year period beginning on February 15, 2003 and equally over a three year period beginning on February 15, 2002.

(3) Mr. Braun was granted 14,388 common shares as a bonus related to the completion of the merger of three affiliated investment funds with the Company, completed in 2002. The restrictions on these shares lapse equally over a four year period beginning on February 15, 2003.

(4) Mr. Taylor and Mr. Braun were assigned 45% and 5%, respectively, in the income and cash flow of the general partner of AAA CTL Notes, Ltd., which is comprised of a portfolio of seventeen IHOP properties. Mr. Taylor's interest is 100% vested immediately. Mr. Braun's interest vests 100% on February 15, 2008. The value of the assigned interest can not be determined or estimated at this time.


Employment Agreements

         The Company does not have employment contracts with any of its key executives or employees.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trust managers and executive officers and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC. Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

         Based solely upon a review of the reports furnished to us with respect to our 2002 fiscal year, we believe that all SEC filing requirements applicable to our trust managers and executive officers were satisfied.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On June 5, 1998, our shareholders voted to approve an agreement and plan of merger (the "Merger Agreement") with American Asset Advisers Realty Corporation (the "Former Adviser"), whereby Mr. Taylor, the sole shareholder of the Former Adviser, agreed to exchange 100% of the outstanding common stock of the Former Adviser for up to 900,000 of our common shares. As a result of the merger, we became a fully integrated, self-administered real estate investment trust. Effective June 5, 1998, we issued Mr. Taylor 213,260 shares of common stock and he deferred the right to receive the remaining 686,740 common shares until certain goals were achieved following the merger. The Merger Agreement currently requires those goals to be met by June 2004. See "Proposal Two -- Amendment of the Merger Agreement." As a result of the merger of AAA Realty Fund IX, AAA Net Realty Fund X and AAA Net Realty Fund XI into the Company, completed on July 23, 2003, the Company issued to Mr. Taylor an additional 302,281 class A common shares on September 19, 2002. Since July 23, 2002, Mr. Taylor has not earned any of the remaining 384,459 class A common shares payable to him pursuant to the terms of the Merger Agreement.

                                  PROPOSAL ONE
                           ELECTION OF TRUST MANAGERS

         At the annual meeting, five trust managers will be elected by the shareholders, each trust manager to serve until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement.

         The persons named in the enclosed proxy will vote your shares as you specify on the enclosed proxy form. If you return your properly executed proxy but fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below. Our board of trust managers has proposed the following nominees for election as trust managers at the annual meeting.

Nominees

         H. Kerr Taylor - Mr. Taylor has been our chairman of the board of trust managers, chief executive officer and president since August 1993. Mr. Taylor was president, director and sole shareholder of American Asset Advisers Realty Corp. from 1989 to June 1998. Mr. Taylor has a bachelor's degree from Trinity University, a Masters of Business Degree from Southern Methodist University and a Doctor of Jurisprudence from South Texas College of Law. Mr. Taylor has over twenty-five years experience and has participated in over 300 real estate transactions. Mr. Taylor has served on a board and governing bodies of a bank, numerous private and public corporations and charitable institutions. Mr. Taylor is a member of the National Board of Realtors, the Texas Association of Realtors and the Texas Bar Association.

         Robert S. Cartwright, Jr. - Mr. Cartwright has been a trust manager or a director of our predecessor since 1993. Mr. Cartwright earned a bachelor's degree magna cum laude in Applied Mathematics from Harvard College in 1971 and a doctoral degree in Computer Science from Stanford University in 1977. Mr. Cartwright is a Professor of Computer Science at Rice University and has been a member of the Rice faculty since 1980 and twice served as department Chair. Mr. Cartwright has compiled an extensive record of professional service. He is a Fellow of the Association for Computing Machinery (ACM) and chair of the ACM Pre-College Education Committee. He is also a member of the board of directors of the Computing Research Association, an umbrella organization representing academic and industrial computing researchers. Mr. Cartwright has served as a charter member of the editorial boards of two professional journals and has chaired several major ACM conferences. From 1991-1996, he was a member of the ACM Turing Award Committee, which selects the annual recipient of the most prestigious international prize for computer science research.

         G. Steven Dawson - Mr. Dawson has been a trust manager or a director of our predecessor since 2000. Since 1990, Mr. Dawson has served as senior vice president and chief financial officer of Camden Property Trust (NYSE:CPT), a public real estate company, which specializes in the acquisition, development, and management of over 159 apartment communities throughout the United States, with major concentrations in Dallas, Houston, Las Vegas, Denver, Southern California, and the Tampa/Orlando areas. Prior to 1990, Mr. Dawson served in various related capacities with companies involved in commercial real estate including land and office building development as well as the construction and management of industrial facilities located on airports throughout the country. Mr. Dawson currently serves on the boards of US Restaurant Properties, Inc. (NYSE:USV) and His Grace Foundation.

         Bryan L. Goolsby - Mr. Goolsby has been a trust manager or a director of our predecessor since 2000. Mr. Goolsby has a bachelor's degree from Texas Tech University and a Doctor of Jurisprudence from the University of Texas. Mr. Goolsby is the Managing Partner of Locke Liddell & Sapp LLP, and has practiced in the area of corporate and securities since 1977. Mr. Goolsby is a associate member of the Board of Governors of the National Association of Real Estate Investment Trusts and is a member of the National Multi-Family Housing Association and the Pension Real Estate Association. Mr. Goolsby is currently a director, Associate Board of Directors, Edwin L. Cox School of Business, Southern Methodist University and is a member of the board of the Junior Achievement of Dallas. Mr. Goolsby is also a director of Web-Real-Estate, Inc.

         Philip Taggart - Mr. Taggart has been a trust manager or a director of our predecessor since 2000. Mr. Taggart has specialized in investor relations activities since 1964 and is the president and chief executive officer of
Taggart Financial Group, Inc.   He is the co-author of the book Taking Your
Company Public, and has provided communications services for 58 initial public offerings, more than 200 other new issues, 210 mergers and acquisitions, 3,500 analyst meetings and annual and quarterly reports for over 25 years. Mr. Taggart serves on the boards of International Expert Systems, Inc. and Salon Group International and served on the board of the Foundation of Texas State Technical College for 10 years. A distinguished alumnus of the University of Tulsa, he also has been a university instructor in investor relations at the University of Houston.

         The board of trust managers unanimously recommends that you vote FOR the election of trust managers as set forth in Proposal One. Proxies solicited by the board of directors will be so voted unless you specify otherwise in your proxy.


                             AUDIT COMMITTEE REPORT

         The audit committee has reviewed and discussed the audited financial statements with management and KPMG LLP, our independent auditors. The audit committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, written communication from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed their independence with the independent auditors. Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 for filing with the SEC.

         Based on the foregoing review and discussions and relying thereon, we have recommended to the Company's Board of Trust Managers that the audited financial statement for the year ended December 31, 2002 be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

         The members of the audit committee are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' Listing Standards.

         The audit committee also recommended the appointment, subject to shareholder ratification, of KPMG LLP as our independent auditors for 2003 and the board of trust managers concurred with such recommendation.

         This section of the proxy statement is not deemed "filed" with the SEC and is not incorporated by reference into our Annual Report on Form 10-KSB.

         This audit committee report is given by the following members of the audit committee:

                                   Robert S. Cartwright, Jr.
                                   Philip Taggart
                                   G. Steven Dawson



                                  PROPOSAL TWO
                       AMENDMENT OF DECLARATION OF TRUST

         AmREIT's Amended and Restated Declaration of Trust (the "Declaration of Trust") currently only permit holders of AmREIT's Class B common shares to vote on matters specified in the Declaration of Trust, which consist primarily of matters pertaining to material changes to the rights and preferences of the class B common shares. Management has held numerous discussions with potential financing sources and many of these financing sources expressed concern over the voting control Mr. Taylor continues to have over AmREIT. At April 14, 2003, Mr. Taylor owned 21.43% of the class A common shares, which are currently AmREIT's only voting securities. In order to alleviate these concerns and to, thereby, make AmREIT a potentially more attractive financing vehicle, the board of trust managers is recommending that the holders of class A shares approve the following amendment to the Declaration of Trust:

         The first sentence of Section 4D of the Declaration of Trust is hereby deleted and replaced in its entirety with the following sentence:

           Except as otherwise expressly provided in this Declaration of Trust or as required by law, each holder of class B common shares shall be entitled to vote on all matters to be acted upon by the shareholders of the Trust.

         The board of trust managers unanimously recommends that you vote FOR this proposal. Proxies solicited by the trust managers will be so voted unless you specify otherwise in your proxy.


                                  PROPOSAL THREE
                         AMENDMENT OF MERGER AGREEMENT

         The terms of the Merger Agreement, pursuant to which we acquired the Former Adviser in July 1998, provided for the issuance to Mr. Taylor of 213,260 common shares upon the closing of the Merger and for the issuance of Mr. Taylor of up to 686,740 additional common shares (the "Deferred Shares"), the receipt of which he deferred under the terms of the Merger Agreement. The terms of the Merger Agreement provide that the Deferred Shares are to be paid out to Mr. Taylor, quarterly, in amounts equal to 9.8% of the increase in the total number of our common shares outstanding at the end of each fiscal quarter over the number of shares outstanding at the end of the prior fiscal quarter. The current terms of the Merger Agreement provide that such payments shall be made until the earlier of the payment in full of the Deferred Shares or the end of the 24th consecutive quarter following the closing of the Merger. As a result, the termination date for the payment of the Deferred Shares is currently June 4, 2004 (the "Termination Date").

         In July 2002, we completed the merger of AAA Net Realty Fund IX, AAA Net Realty Fund X and AAA Net Realty Fund XI (collectively, the "Funds") into the Company. In consideration for the partnership interests of the partners in each of these Funds, we issued an aggregate of 2,600,327 class B common shares. As a result, at the end of the September 30, 2002 fiscal quarter, we had 5,263,005 common shares outstanding, including 302,281 Deferred Shares that were issued to Mr. Taylor on September 9, 2002 pursuant to the terms of the Merger Agreement. No other Deferred Shares have been issued since that date, and as of the date of the Proxy Statement, there are still 384,459 Deferred Shares remaining to be earned and issued.

         It was the intention of the Company that the structure of the payment of the Deferred Shares would incentivize Mr. Taylor to develop plans to acquire additional assets and to do so, in part, directly or indirectly, through the issuance of additional equity. The board of trust managers believes this performance based payout structure continues to provide benefits to the Company's shareholders, as evidenced by the successful completion of the recent merger of the Funds into the Company. The board also believes that it is important to provide Mr. Taylor and the rest of the Company's management team sufficient time to implement their growth plans and not to penalize Mr. Taylor through the loss of the remaining Deferred Shares for being prudent in designing and implementing the Company's growth strategy. As a result, the board of trust managers has unanimously approved (with Mr. Taylor abstaining) amending the Merger Agreement to (1)extend the Termination Date for the issuance of Deferred Shares from June 4, 2004 to June 6, 2006 and (2) change the quarter end calculation for purposes of determining the number of Deferred Shares, if any, to be issued to Mr. Taylor to include all outstanding equity securities of AmREIT at the end of each fiscal quarter, including both common shares and preferred shares (together, the "Amendment"). The board of trust managers believes this additional time will provide Mr. Taylor with the continued incentive to increase the size of the Company, but will allow management the time to do so in a manner so as to optimize the returns the Company receives from the equity issued to finance the growth plans.

         While the terms of the Merger Agreement do not expressly require shareholder approval of any amendments to the agreement, the board of trust managers nevertheless has determined that it is in the best interest of the shareholders to seek their ratification of the Amendment. The affirmative vote of the holders of a majority of the class A common shares present in person or by proxy is required to ratify the Amendment.

         The board of trust managers (other than Mr. Taylor) unanimously recommends that you vote FOR this proposal. Proxies solicited by the trust managers will be so voted unless you specify otherwise in your proxy.

                                 PROPOSAL FOUR
                      RATIFICATION OF INDEPENDENT AUDITORS

         Based upon the recommendation of the audit committee, the shareholders are urged to ratify the appointment by our audit committee of KPMG LLP as independent auditors for the fiscal year ending December 31, 2003. KPMG has served as our independent auditor since November 2002 and is familiar with our affairs and financial procedures. Representatives of KPMG are not expected to be present at the annual meeting.

Principal Accounting Firm Fees

         Aggregate fees billed to the Company for the year ended December 31, 2002 by the Company's principal accounting firm, KPMG LLP were as follows:

        Audit Fees                                             $75,000
        Financial Information Systems
             Design and Implementation Fees                       -0-
        All Other Fees                                         $  -0-
                                                        ======================
                                                        ======================

             Total Fees                                        $75,000


         The Audit Committee has determined that the provision of the services included within "Financial Information Systems Design and Implementation Fees" and "All Other Fees" to be compatible with maintaining the principal accountant's independence.

         The board of trust managers unanimously recommends that you vote FOR this proposal. Proxies solicited by the board of trust managers will be so voted unless you specify otherwise in your proxy.

                             SHAREHOLDER PROPOSALS

         To be included in the proxy statement, any proposals of holders of class A common shares of the Company intended to be presented at the annual meeting of shareholders of the Company to be held in 2003 must be received by the Company, addressed to Mr. Charles C. Braun, secretary of the Company, 8 Greenway Plaza, Suite 824, Houston, Texas, 77046, no later than February 15, 2004 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.


                                 ANNUAL REPORT

         We have provided without charge a copy of the annual report to shareholders for fiscal year 2002 to each person being solicited by this proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge a copy of the annual report on Form 10-KSB as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed). All requests should be directed to: H. Kerr Taylor, chairman of the board, chief executive officer and president at AmREIT, 8 Greenway Plaza, Suite 824, Houston, Texas 77046.